CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 19, 1995, relating to the financial statements and selected per share data and ratios appearing in the May 31, 1995 Annual Report to Shareholders of the T. Rowe Price High Yield Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


          /s/Price Waterhouse LLP
          PRICE WATERHOUSE LLP
          Baltimore, Maryland
          September 12, 1995